VERA BRADLEY ANNOUNCES THIRD QUARTER FISCAL YEAR 2025 RESULTS

Consolidated net revenues totaled $80.6 million

Financial condition remains strong with no debt and approximately $89 million of liquidity

Updates outlook for fiscal year ending February 1, 2025

FORT WAYNE, Ind., December 11, 2024 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the third quarter and nine months ended November 2, 2024.

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

Third Quarter Comments

Jackie Ardrey, Chief Executive Officer commented, “The third quarter was extremely challenging as we remained in the early stages of ‘Project Restoration’, our strategic initiative to transform our business model and transition Vera Bradley’s brand positioning. With the current consumer mindset focused on value, we have more work ahead of us on our repositioning journey. Importantly, we’ve made meaningful adjustments to our assortment and value proposition in response to results and customer feedback. I’m pleased to report that we are seeing steady progress with several green shoots that have continued in the fourth quarter to date.”

Ardrey continued, “With the launch of our Holiday assortments late in the third quarter, and the strategic promotional adjustments we executed, we are experiencing a steady trendline improvement across the majority of our Vera Bradley direct-to-consumer channels in Q4, as well as in our wholesale channel. We are seeing strong customer response to heritage prints, key giftable price point products and continued success in our elevated product offerings. We also experienced a marked improvement in our brand awareness and equity scores, and we continued to broaden our reach with younger and higher income household consumers.”

“We enter the fourth quarter with no debt and $13.7 million in cash, and are prudently managing the business through a conservative lens. With our brand restoration efforts well under way, we remain agile and flexible for the remaining Holiday season, continuing to drive strong business discipline, and pursuing our vision to inspire people to be bold in their pursuits and brilliant in their self-expression,” Ardrey continued.

“While this is a transformational period, we remain confident that Project Restoration is the right path forward for the long-term health and positioning of Vera Bradley. The combination of the trendline business improvement, the upward trajectory in brand scores, our broadening consumer reach, and the new inbound interest generated for brand-right collaborations, validates our strategic direction. We remain dedicated to returning the company to long-term profitable growth and creating value for our shareholders,” Ardrey concluded.

Summary of Financial Performance for the Third Quarter

Consolidated net revenues totaled $80.6 million compared to $115.0 million in the prior year third quarter ended October 28, 2023.

For the current year third quarter, Vera Bradley, Inc.'s consolidated net loss totaled ($12.8) million, or ($0.46) per diluted share. These results included pre-tax charges of $2.2 million of impairment charges, $0.7 million of Project Restoration initiatives,

$0.2 million of severance charges, and $0.2 million of consulting and professional fees primarily associated with strategic initiatives. These results also include a total tax impact of $2.0 million associated with the pre-tax items listed above, as well as a change in the annual estimated tax rate associated with the projection of the Company's annual income in the current fiscal quarter, resulting in a $5.3 million net of tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated third quarter net loss totaled ($7.5) million, or ($0.27) per diluted share.

For the prior year third quarter, Vera Bradley, Inc.’s consolidated net income totaled $5.1 million, or $0.16 per diluted share. These results included pre-tax charges of $0.7 million for the amortization of definite-lived intangible assets, $0.3 million of severance charges, and $0.2 million of consulting and professional fees primarily associated with strategic initiatives. These results also include a total tax impact of ($0.2) million associated with the pre-tax items listed above, resulting in a $1.0 million net of tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated third quarter net income totaled $6.1 million, or $0.19 per diluted share.

Summary of Financial Performance for the Nine Months

Consolidated net revenues totaled $272.0 million for the current year nine months ended November 2, 2024, compared to $337.5 million in the prior year nine-month period ended October 28, 2023.

For the current year nine months, Vera Bradley, Inc.’s consolidated net loss totaled ($15.2) million, or ($0.52) per diluted share. These results included pre-tax charges comprised of $2.2 million of impairment charges, $1.3 million for the amortization of definite-lived intangible assets, $1.0 million of severance charges, $1.0 million of Project Restoration initiatives, $0.8 million of one-time vendor charges, and $0.6 million of consulting and professional fees primarily associated with strategic initiatives. These results also include a total tax impact of ($1.9) million associated with the pre-tax items listed above, as well as a change in the annual estimated tax rate associated with the projection of the Company's annual income in the current fiscal quarter, resulting in $5.0 million net of tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s current year consolidated net loss for the nine months totaled ($10.2) million, or ($0.35) per diluted share.

For the prior year nine months, Vera Bradley, Inc.’s consolidated net income totaled $9.7 million, or $0.31 per diluted share. These results included pre-tax charges comprised of $2.4 million of severance charges, $2.2 million for the amortization of definite-lived intangible assets, and $0.6 million of consulting and professional fees primarily associated with strategic initiatives. These results also include a total tax impact of ($1.2) million associated with the pre-tax items listed above, resulting in $4.0 million net of tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income for the nine months totaled $13.7 million, or $0.44 per diluted share.

Third Quarter Details

Current year third quarter Vera Bradley Direct segment revenues totaled $52.5 million, a 27.4% decrease from $72.3 million in the prior year third quarter. Comparable sales declined 27.2% in the third quarter, with weakness in all direct channels. The Company permanently closed 5 full-line stores and opened five outlet stores over the last twelve months.

Vera Bradley Indirect segment revenues totaled $18.0 million, a 27.9% decrease over $25.0 million in the prior year third quarter. The decrease was primarily related to a decline in specialty and key account orders as well as a decrease in liquidation sales.

Pura Vida segment revenues totaled $10.1 million, a 42.9% decrease from $17.7 million in the prior year third quarter, attributed to a decrease in both ecommerce and wholesale sales. Retail revenue was nearly flat year over year. As anticipated, a focus on marketing efficiency amidst a substantially higher cost environment decreased ecommerce performance and reduced marketing spend. As a result, Pura Vida continues to focus on diversifying marketing allocation to other channels. Wholesale revenues were down, against a strong performance last year and as our partners were more discriminating in their purchases.

Third quarter consolidated gross profit totaled $43.6 million, or 54.1% of net revenues, compared to $63.0 million, or 54.8% of net revenues, in the prior year. The decrease in consolidated gross profit as a percentage of net revenues in the third quarter was attributable to sales channel mix and an increase in outbound freight cost.

Third quarter consolidated SG&A expense totaled $54.2 million, or 67.3% of net revenues, compared to $56.4 million, or 49.0% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $51.0 million, or 63.2% of net revenues, compared to $55.1 million, or 48.0% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense was due primarily to cost reduction initiatives along with reduced variable costs.

The Company’s third quarter consolidated operating loss totaled ($10.5) million, or (13.0%) of net revenues, compared to operating income of $6.8 million, or 5.9% of net revenues, in the prior year third quarter. On a non-GAAP basis, the

Company’s current year consolidated operating loss totaled ($7.2) million, or (9.0%) of net revenues, compared to operating income of $8.0 million, or 7.0% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $2.1 million, or 4.0% of Direct net revenues, compared to $15.7 million, or 21.7% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income totaled $4.5 million, or 8.6% of Direct revenues.
•Vera Bradley Indirect operating income was $6.1 million, or 33.7% of Indirect net revenues, compared to $9.0 million, or 35.9% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $6.6 million, or 36.7% of Indirect net revenues.
•Pura Vida’s operating loss was ($2.7) million, or (26.9%) of Pura Vida net revenues, compared to ($0.6) million, or (3.3%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating loss was ($2.6) million, or (25.7%) of Pura Vida net revenues, compared to operating income of $0.1 million, or 0.8% of Pura Vida net revenues, in the prior year.

Details for the Nine Months

Vera Bradley Direct segment revenues for the current year nine-month period totaled $181.1 million, a 16.5% decrease from $216.9 million in the prior year. Comparable sales declined 16.0% for the nine months.

Vera Bradley Indirect segment revenues for the nine months totaled $51.3 million, an 11.1% decrease from $57.7 million last year attributable mostly to a decrease in specialty retail orders.

Pura Vida segment revenues totaled $39.6 million, a 37.1% decrease from $62.9 million in the prior year, attributed to a decrease in both ecommerce and wholesale sales, partially offset by new store growth.

Consolidated gross profit for the nine months totaled $141.9 million, or 52.2% of net revenues, compared to $186.8 million, or 55.3% of net revenues, in the prior year. On a non-GAAP basis, gross profit totaled $142.7 million, or 52.5% of net revenues. The decrease in consolidated gross profit as a percentage of net revenues for the nine months was driven by sales channel mix, a lower margin profile of fiscal 2025 Indirect liquidation sales, an increase in promotional activity, and one-time vendor charges.

For the nine months, consolidated SG&A expense totaled $161.6 million, or 59.4% of net revenues, compared to $174.3 million, or 51.6% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $155.6 million, or 57.2% of net revenues, compared to $169.1 million, or 50.1% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense was due primarily to cost reduction initiatives and a reduction in variable expenses.

For the nine months, the Company’s consolidated operating loss totaled ($19.0) million, or (7.0%) of net revenues, compared to operating income of $13.3 million, or 3.9% of net revenues, in the prior year nine-month period. On a non-GAAP basis, the Company’s current year consolidated operating loss was ($12.1) million, or (4.5%) of net revenues, compared to an operating income of $18.5 million, or 5.5% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $19.5 million, or 10.8% million of Direct net revenues, compared to $43.7 million, or 20.1% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct operating income was $23.1 million, or 12.8% of Direct net revenues, compared to $44.0 million, or 20.3% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $14.6 million, or 28.5% of Indirect net revenues, compared to $19.9 million, or 34.4% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $15.4 million, or 30.0% of Indirect net revenues.
•Pura Vida’s operating loss was ($3.8) million, or (9.7%) of Pura Vida net revenues, compared to an operating income of $5.0 million, or 7.9% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida operating loss was ($2.1) million, or (5.4%) of Pura Vida revenues, compared to operating income of $7.2 million, or 11.5% of Pura Vida net revenues, in the prior year.

Balance Sheet

Cash and cash equivalents as of November 2, 2024 totaled $13.7 million compared to $52.3 million at the end of last year’s third quarter. The Company had no borrowings on its $75 million asset-based lending (“ABL”) facility at quarter end.

Total quarter-end inventory was $131.3 million, compared to $129.1 million at the end of the third quarter last year.

Net capital spending for the nine months ended November 2, 2024 totaled $6.1 million compared to $2.5 million in the prior year.

During the third quarter, the Company repurchased approximately $5.3 million of its common stock (960,487 shares at an average price of $5.50), bringing the total repurchased for the nine months to approximately $21.2 million (3,281,921 shares at an average price of $6.45). The Company has approximately $4.4 million remaining under its $50.0 million repurchase authorization that expires in December 2024.

The Board of Directors has approved an additional $30.0 million repurchase authorization which commences at the expiration of the current authorization and extends for three years. The Company does not currently plan to purchase shares under the remaining 2024 Share Repurchase Program, but anticipates utilizing the newly approved share repurchase authorization in the future depending on market conditions and the Company's cash position.

Forward Outlook

Excluding net revenues, all guidance-related numbers are non-GAAP. The prior year income statement numbers used in the forward-looking discussion below are also non-GAAP as they exclude the previously disclosed charges for intangible asset impairment charges, severance charges, amortization of definite-lived intangible assets, and consulting and professional fees primarily associated with strategic initiatives. Current year guidance also excludes any similar charges as well as property, plant, and equipment impairment charges, Project Restoration initiative charges, and one-time vendor charges. Fiscal 2024 represented a 53-week year while Fiscal 2025 represents a 52-week year.

For Fiscal 2025, the Company’s expectations are as follows:
•Consolidated net revenues of approximately $385 million. Net revenues totaled $470.8 million in Fiscal 2024, including the estimated impact of a 53rd week of $6.0 million.

•Consolidated gross profit percentage of approximately 52.5% compared to 54.5% in Fiscal 2024. The fiscal 2025 gross profit rate change is due to product margin improvements and lower supply chain costs, offset by increased shipping costs, increased promotional cadence in our direct segments, and increased liquidation sales.

•Consolidated SG&A expense of approximately $213 million compared to $234.7 million in Fiscal 2024. Year-over-year SG&A expense reductions are anticipated to come from decreased variable costs along with continued structural cost reductions.

•Consolidated operating loss of approximately ($9) million compared to operating income of $22.6 million in Fiscal 2024.

•Consolidated diluted EPS of approximately ($0.25) based on diluted weighted-average shares outstanding of 29.7 million and an effective tax rate of approximately 8%. Diluted EPS totaled $0.55 last year, including the estimated impact of a 53rd week of $0.01.

•Net capital spending of approximately $13 million compared to $3.8 million in the prior year, reflecting investments associated with new and remodeled stores as well as technology and logistics enhancements.

•End of year cash balance of approximately $35 million.

Disclosure Regarding Non-GAAP Measures

Non-GAAP Numbers

The current year non-GAAP third quarter and nine-month income statement numbers referenced below exclude the previously outlined impairment charges, intangible asset amortization, severance charges, Project Restoration initiative charges, one-time vendor charges, consulting and professional fees, the income tax effect related to these items, as well as a tax effect related to a change in the Company’s effective tax rate from a revision in the projection of the Company’s annual income in the current fiscal quarter. The prior year non-GAAP third quarter and nine-month income statement numbers referenced below exclude the previously outlined severance charges, intangible asset amortization, consulting and professional fees, and the income tax effect related to these items.

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash flow (usage); gross profit; selling, general, and administrative expenses; operating (loss) income; net (loss) income; and diluted net (loss) income per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information

A conference call to discuss results for the third quarter is scheduled for today, Wednesday, December 11, 2024, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 407-0779, and enter the access code 13742956. A replay will be available shortly after the conclusion of the call and remain available through December 25, 2024. To access the recording, listeners should dial (844) 512-2921, and enter the access code 13742956.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand with a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,200 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2024. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 2, 2024	February 3, 2024	October 28, 2023
Assets
Current assets:
Cash and cash equivalents	$13,711	$77,303	$52,266
Accounts receivable, net	24,263	17,112	25,599
Inventories	131,314	118,278	129,140
Income taxes receivable	3,948	461	1,376
Prepaid expenses and other current assets	11,549	12,803	13,025
Total current assets	184,785	225,957	221,406
Operating right-of-use assets	83,239	66,488	67,037
Property, plant, and equipment, net	54,356	54,256	55,909
Intangible assets, net	6,237	7,573	13,731
Deferred income taxes	20,471	20,355	18,961
Other assets	9,887	6,157	5,790
Total assets	$358,975	$380,786	$382,834
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,933	$14,155	$12,297
Accrued employment costs	6,876	12,944	11,756
Short-term operating lease liabilities	21,172	18,452	18,673
Other accrued liabilities	11,575	12,070	13,671
Income taxes payable	210	640	570
Total current liabilities	59,766	58,261	56,967
Long-term operating lease liabilities	73,965	62,552	63,915
Other long-term liabilities	46	44	71
Total liabilities	133,777	120,857	120,953
Shareholders’ equity:
Additional paid-in-capital	114,167	112,590	112,397
Retained earnings	267,252	282,467	284,322
Accumulated other comprehensive income (loss)	14	(72)	(74)
Treasury stock	(156,235)	(135,056)	(134,764)
Total shareholders’ equity	225,198	259,929	261,881
Total liabilities and shareholders’ equity	$358,975	$380,786	$382,834

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net revenues	$80,578	$114,987	$272,003	$337,521
Cost of sales	36,969	51,980	130,124	150,749
Gross profit	43,609	63,007	141,879	186,772
Selling, general, and administrative expenses	54,220	56,363	161,628	174,274
Other income, net	137	142	717	773
Operating (loss) income	(10,474)	6,786	(19,032)	13,271
Interest income, net	113	285	1,059	241
(Loss) income before income taxes	(10,361)	7,071	(17,973)	13,512
Income tax expense (benefit)	2,439	1,953	(2,758)	3,819
Net (loss) income	$(12,800)	$5,118	$(15,215)	$9,693

Basic weighted-average shares outstanding	28,074	30,814	29,339	30,836
Diluted weighted-average shares outstanding	28,074	31,322	29,339	31,246

Basic net (loss) income per share	$(0.46)	$0.17	$(0.52)	$0.31
Diluted net (loss) income per share	$(0.46)	$0.16	$(0.52)	$0.31

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023
Cash flows from operating activities
Net (loss) income	$(15,215)	$9,693
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	6,210	5,988
Amortization of operating right-of-use assets	14,850	15,622
Impairment charges	2,181	—
Amortization of intangible assets	1,336	2,187
Provision for doubtful accounts	31	87
Stock-based compensation	2,269	2,365
Deferred income taxes	(116)	3,155
Other non-cash (gain) loss, net	(2)	50
Changes in assets and liabilities:
Accounts receivable	(7,182)	(3,581)
Inventories	(13,036)	13,135
Prepaid expenses and other assets	(2,476)	(688)
Accounts payable	3,349	(8,134)
Income taxes	(3,917)	(53)
Operating lease liabilities, net	(17,468)	(16,495)
Accrued and other liabilities	(6,571)	(2,273)
Net cash (used in) provided by operating activities	(35,757)	21,058
Cash flows from investing activities
Purchases of property, plant, and equipment	(6,050)	(2,546)
Cash paid for business acquisition	—	(10,000)
Net cash used in investing activities	(6,050)	(12,546)
Cash flows from financing activities
Payments on financial-institution debt
Borrowings on financial-institution debt
Tax withholdings for equity compensation	(692)	(972)
Repurchase of common stock	(21,179)	(1,900)
Net cash used in financing activities	(21,871)	(2,872)
Effect of exchange rate changes on cash and cash equivalents	86	31
Net (decrease) increase in cash and cash equivalents	$(63,592)	$5,671
Cash and cash equivalents, beginning of period	77,303	46,595
Cash and cash equivalents, end of period	$13,711	$52,266

Vera Bradley, Inc.
Third Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended November 2, 2024
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss	$(12,800)
Impairment charges(1)	2,181
Project Restoration(1)	669
Severance(1)	248
Consulting and professional fees(1)	164
Income tax adjustments(2)	2,017
Net loss - Non-GAAP	(7,521)
Diluted net loss per share - Non-GAAP	$(0.27)
(1) Recorded in selling, general, and administrative expenses
(2) Related to the tax impact of the items mentioned above, inclusive of the effect of the change in the Company's effective tax rate from a revision in the projection of the Company's annual income in the current fiscal quarter

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated Corporate Expenses	Total
Operating income (loss)	$2,104	6,068	$(2,711)	$(15,935)	$(10,474)
Impairment charges	2,063	—	118	—	2,181
Project Restoration	147	522	—	—	669
Severance	186	14	—	48	248
Consulting and professional fees	—	—	—	164	164
Operating income (loss) - Non-GAAP	$4,500	$6,604	$(2,593)	$(15,723)	$(7,212)

Vera Bradley, Inc.
Third Quarter Fiscal 2024
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 28, 2023
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net income	$5,118
Amortization of definite-lived intangible assets(1)	729
Severance(1)	304
Consulting and professional fees(1)	183
Income tax adjustments(2)	(234)
Net income - Non-GAAP	6,100
Diluted net income per share - Non-GAAP	$0.19
(1) Recorded in selling, general, and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated Corporate Expenses	Total
Operating income	$15,708	8,967	$(580)	$(17,309)	$6,786
Amortization of definite-lived intangible assets	—	—	729	—	729
Severance	—	—	—	304	304
Consulting and professional fees	—	—	—	183	183
Operating income- Non-GAAP	$15,708	$8,967	$149	$(16,822)	$8,002

Vera Bradley, Inc.
Third Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended November 2, 2024
(in thousands, except per share amounts)
(unaudited)

Thirty-Nine Weeks Ended
Net loss	$(15,215)
Impairment charges(1)	2,181
Amortization of definite-lived intangible assets(1)	1,336
Severance(2)	1,037
Project Restoration(1)	999
One-time vendor charges(3)	747
Consulting and professional fees(1)	602
Income tax adjustments(4)	(1,857)
Net loss - Non-GAAP	(10,170)
Diluted net loss per share - Non-GAAP	$(0.35)
(1) Recorded in selling, general, and administrative expenses
(2) $926 recorded in selling, general, and administrative expenses and $111 recorded in cost of goods sold
(3) Recorded in cost of goods sold
(4) Related to the tax impact of the items mentioned above, inclusive of the effect of the change in the Company's effective tax rate from a revision in the projection of the Company's annual income in the current fiscal quarter

	Thirty-Nine Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated Corporate Expenses	Total
Operating income (loss)	$19,530	14,637	$(3,824)	$(49,375)	$(19,032)
Impairment charges	2,063	—	118	—	2,181
Amortization of definite-lived intangible assets	—	—	1,336	—	1,336
Severance	321	231	—	485	1,037
Project Restoration	477	522	—	—	999
One-time vendor charges	747	—	—	—	747
Consulting and professional fees	—	—	222	380	602
Operating income (loss) - Non-GAAP	$23,138	$15,390	$(2,148)	$(48,510)	$(12,130)

Vera Bradley, Inc.
Third Quarter Fiscal 2024
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 28, 2023
(in thousands, except per share amounts)
(unaudited)

Thirty-Nine Weeks Ended
Net income	$9,693
Severance(1)	2,372
Amortization of definite-lived intangible assets(1)	2,187
Consulting and professional fees(1)	658
Income tax adjustments(2)	(1,247)
Net income - Non-GAAP	13,663
Diluted net income per share - Non-GAAP	$0.44
(1) Recorded in selling, general, and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Thirty-Nine Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated Corporate Expenses	Total
Operating income	$43,669	19,877	$4,982	$(55,257)	$13,271
Severance	342	—	79	1,951	2,372
Amortization of definite-lived intangible assets	—	—	2,187	—	2,187
Consulting and professional fees	—	—	—	658	658
Operating income - Non-GAAP	$44,011	$19,877	$7,248	$(52,648)	$18,488